                                                                     EXHIBIT 11

                                  AMSURG CORP.
                               EARNINGS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

                                                                                           PER
                                                     EARNINGS           SHARES            SHARE
                                                    (NUMERATOR)      (DENOMINATOR)        AMOUNT
                                                    -----------      -------------        ------
For the three months ended March 31, 2003:
  Basic earnings per share:
      Net earnings .......................            $7,003            20,555            $0.34
  Effect of dilutive securities options ..                --               217
                                                      ------            ------
  Diluted earnings per share:
      Net earnings .......................            $7,003            20,772            $0.34
                                                      ======            ======

For the three months ended March 31, 2002:
  Basic earnings per share:
      Net earnings .......................            $5,372            20,140            $0.27
  Effect of dilutive securities options ..                --               363
                                                      ------            ------
  Diluted earnings per share:
      Net earnings .......................            $5,372            20,503            $0.26
                                                      ======            ======